Exhibit 10.2

AGREEMENT OF PURCHASE AND SALE

by and between

COMMERCIAL STATION LLC, a Florida limited liability company

as Seller

and

UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY,

a Florida corporation

and/or its Permitted Assigns

as Buyer

Date of Execution between the last of Seller and Buyer: July 12, 2013

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7.7	Delivery of Books and Records	12
7.8	Notice to Tenants	12

ARTICLE 8 Prorations, Deposits, Commissions		12
8.1	Prorations	12
8.2	Closing Costs	14
8.3	Final Adjustment After Closing	14
8.4	Commissions	14

ARTICLE 9 Representations and Warranties		15
9.1	Seller’s Representations and Warranties	15
9.2	Buyer’s Representations and Warranties	15
9.3	Survival	15

ARTICLE 10 Default and Remedies		16
10.1	Seller’s Remedies	16
10.2	Buyer’s Remedies	16
10.3	Other Expenses	16

ARTICLE 11 Miscellaneous		16
11.1	Parties Bound; Assignment	16
11.2	Headings	17
11.3	Invalidity and Waiver	17
11.4	Governing Law; Venue	17
11.5	TIME IS OF THE ESSENCE	17
11.6	Confidentiality; Off-Market	17
11.7	Notices	17
11.8	Construction	18
11.9	Calculation of Time Periods	18
11.10	Execution in Counterparts	18
11.11	No Recordation	18
11.12	Further Assurances	18
11.13	Discharge of Obligations	18
11.14	No Third Party Beneficiary	18
11.15	Radon Gas	18
11.16	Attorneys’ Fees, Costs and Expenses	19
11.17	WAIVER OF JURY TRIAL	19
11.18	Entirety and Amendments	19
11.19	Section 1031 Exchange	19
11.20	Reimbursement for Certain Legal Fees	19

ARTICLE 12 Lender Consent		19
12.1	The Mortgage Loan	19
12.2	The Loan Assumption	20
12.3	Outside Date for Lender Consent	20

ARTICLE 13 Promed Termination		21

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Schedule of Exhibits

Exhibit A	-	Legal Description of Real Property

Exhibit B	-	Form of Tenant Estoppel Certificate

Exhibit C	-	Permitted Exceptions

Exhibit D	-	Form of Deed

Exhibit E	-	Form of Bill of Sale, Assignment

Exhibit F	-	Form of Notice to Tenants

Exhibit G	-	The Leases

Exhibit H	-	Title Insurance Policy

Exhibit I	-	Seller’s Affidavit

Exhibit J	-	Loan Amortization Schedule

Exhibit K	-	Intentionally Omitted

Exhibit L	-	List of Property Information to be Delivered by Seller to Purchaser

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AGREEMENT OF PURCHASE AND SALE

[Commercial Station – Fort Lauderdale, Florida]

This Agreement of Purchase and Sale (this “Agreement”) is made and entered into by and between Buyer and Seller.

RECITALS

A. Seller and Buyer are parties to that certain Lease, dated July 12, 2013 (the “Lease”) as Landlord and Tenant, respectively.

B. Seller and Buyer have entered into this Agreement to provide for Buyer’s purchase of the Property upon the termination of the Lease as provided for in this Agreement.

NOW, THEREFORE, in consideration of the mutual terms, provisions, covenants and agreements set forth herein, as well as the sums to be paid by Buyer to Seller, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Buyer and Seller agree as follows:

ARTICLE 1

Basic Information

1.1 Certain Basic Terms. The following defined terms shall have the meanings set forth below:

1.1.1 Seller. COMMERCIAL STATION LLC, a Florida limited liability company

1.1.2 Buyer: UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY, a Florida corporation and/or its Permitted Assigns (as defined below).

1.1.3 Purchase Price and Loan Amortization Credit: FIVE MILLION NINE HUNDRED NINETY THOUSAND & NO/100 DOLLARS (U.S. $5,990,000). The Purchase Price shall be subject to adjustment at Closing as follows:

(a) Loan Amortization Credit. Buyer shall be entitled to a credit reducing the Purchase Price (the “Loan Amortization Credit”) for each month where Tenant pays Rent (as defined in the Lease) to Landlord under the Lease. The Loan Amortization Credit shall be equal to aggregate of the principal reduction component of Seller’s mortgage payments (as opposed to that portion of such payment which is interest) for each month of the Lease, as reflected on the Seller’s Loan Amortization Schedule attached to this Agreement as Exhibit J. During the month of the Closing, the subject amount of principal being amortized shall be calculated on a per diem basis by dividing the principal amount for the subject month by the number of days in the subject month. Prior to Closing, Seller shall advise Buyer in writing of the amount of the Loan Amortization Credit which will reduce the Purchase Price.

(b) Loan Assumption Credit. The Purchase Price shall further be subject to a credit for the Loan Assumption Amount (as such amount is defined in Article 12 below).

(c) Lease Credit. The Purchase Price shall further be subject to a credit for all prepaid rent payments not previously applied and the Security Deposit (as set forth in the Lease) to the extent not previously applied.

1.1.4 Earnest Money Deposit: $100,000 plus interest thereon, pursuant to Section 3.1.

1.1.5 Escrow Agent:

Stearns Weaver Miller Weissler

Alhadeff & Sitterson, P.A.

200 East Las Olas Boulevard, Penthouse A

Fort Lauderdale, FL 33301

Attention: George A. Pincus, Esq.

Facsimile: (954) 766-9719

1.1.6 Brokers:

Seller’s Broker:

Brenner Real Estate Group

1500 West Cypress Creek Road, Suite 409

Fort Lauderdale, FL 33309

Attention: Scott Brenner, President

Buyer’s Broker: None.

1.1.7 Effective Date: The Effective Date shall be the date on which this Agreement is executed by the latter to sign of Buyer or Seller, as indicated on the signature pages of this Agreement.

1.1.8 Title and Survey Review Period: The period ending twenty (20) days after the Effective Date.

1.1.9 Closing Date: Assuming Buyer has not otherwise terminated this Agreement on the terms and conditions provided for herein, the Closing Date shall be as follows:

(a) Lender Consent. If Seller is successful in obtaining Lender Consent (as defined below), then Seller shall provide Buyer written notice thereof (the “Lender Consent Notice”). Buyer shall have ten (10) days following receipt of the Lender Consent Notice to advise Seller in writing (the “Buyer Response”) if Buyer (i) approves the terms of the Loan Assumption (defined below); or (ii) does not approve the terms of the Loan Assumption. If Buyer approves the terms of the Loan Assumption, then Closing shall occur thirty (30) days after Seller receives the Buyer Response. If Buyer does not approve the terms of the Loan Assumption, then Closing shall no later than the Outside Closing Date. If Buyer fails to timely deliver the Buyer Response, Buyer shall be deemed to have elected option (i) above.

(b) Outside Closing Date. In the event that Seller does not obtain Lender Consent, then Closing shall occur not later than February 5, 2015 (the “Outside Closing Date”), which is after the date upon which Seller can repay the Loan maturity date of the Loan (defined below).

(c) Buyer shall have no right to terminate this Agreement unless otherwise provided for in this Agreement.

1.2 Closing Costs. Closing costs shall be allocated and paid as follows:

Cost	Responsible Party

Search and exam fees for the preparation of the Title Insurance Commitment required to be delivered pursuant to Section 5.1	Seller

Brokerage Commission to Seller’s Broker	Seller

Premium for the Title Insurance Policy obtained by Buyer pursuant to Section 5.4	Buyer

Premium for any and all mortgagee title insurance policies and endorsements desired by Buyer	Buyer

Costs of Survey and/or any revisions, modifications or recertifications thereto	Buyer

Costs for UCC Searches	Buyer

Recording Fees for the Deed	Buyer

Documentary Stamp Tax on the Deed	Seller

Documentary Stamp Tax, Intangible Tax, recording fees and any and all other costs, charges, fees or assessments due in connection with any mortgage loan which Buyer obtains in connection with the transactions contemplated by this Agreement	Buyer

All other closing costs, expenses, charges and fees	Apportioned as is customary in commercial real estate sale transactions in Broward County, Florida

Costs, fees, assessments, etc. of any nature associated with the assumption of Seller’s loan on the property.	Shared 50% each to Seller and Buyer

1.3 Notice Addresses.

Seller:	Commercial Station LLC	Copy to:	Stearns Weaver Miller Weissler
	c/o Brenner Real Estate Group		Alhadeff & Sitterson, P.A.
	1500 West Cypress Creek Road,		200 East Las Olas Boulevard
	Suite 409		Penthouse A
	Fort Lauderdale, FL 33309		Fort Lauderdale, FL 33301
	Attention: Scott Brenner,		Attention: George A. Pincus, Esq.
	President Facsimile: (954) 596-5501		Facsimile: (954) 766-9719

Buyer:	Universal Property & Casualty	Copy to:	Arthur B. D’Almeida P.A.
	Insurance Company		105 East Palmetto Park Road
	1110 W Commercial Blvd., Suite 300		Boca Raton, FI 33432
	Fort Lauderdale, FL 33309 Attention: Mr. Stephen J. Donaghy Executive Vice President Chief Administrative Officer Facsimile: (954) 795-8120		Facsimile: (561) 362-8512

ARTICLE 2

Property

2.1 Description of The Property. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the following property (collectively, the “Property”):

2.1.1 Real Property. The real property described in Exhibit “A” attached hereto (the “Land”), together with (i) all improvements located thereon (“Improvements”), (ii) all and singular the rights, benefits, privileges, easements, tenements, hereditaments, development rights, land use entitlements and appurtenances thereon or in anywise appertaining thereto, and (iii), all right, title, and interest of Seller, if any, in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such Land (collectively, the “Real Property”).

2.1.2 Leases. All of Seller’s right, title and interest in all leases for tenants at the Real Property (the “Tenants”), as detailed in Exhibit “G” (the “Leases”).

2.1.3 Tangible Personal Property. All of Seller’s right, title and interest, without warranty, except as specifically provided for in this Agreement, in the equipment, machinery, furniture, furnishings, supplies and other tangible personal property, if any, owned by Seller and now or hereafter located in and used in connection with the operation, ownership or management of the Real Property, but specifically excluding any items of personal property owned by tenants at or on the Real Property and further excluding any items of personal property owned by third parties and leased to Seller (collectively, the “Tangible Personal Property”).

2.1.4 Intangible Personal Property. All of Seller’s right, title and interest, if any, without warranty, except as specifically provided for in this Agreement, in all intangible personal property related to the Real Property and the Improvements, including, without limitation: all trade names and trademarks associated with the Real Property and the Improvements, including Seller’s rights and interests, if any, in the name of the Real Property; the plans and specifications and other architectural and engineering drawings for the Improvements, if any (to the extent assignable without cost to Seller); warranties (to the extent assignable without cost to Seller); contract rights related to the construction, operation, ownership or management of the Real Property, if any (but only to the extent assignable without cost to Seller and Seller’s obligations thereunder are expressly assumed by Buyer pursuant to this Agreement); governmental permits, approvals and licenses, if any (to the extent assignable without cost to Seller); and telephone exchange numbers (to the extent assignable without cost to Seller) (collectively the “Intangible Personal Property”).

ARTICLE 3

Earnest Money Deposit

3.1 Deposit and Investment of Earnest Money Deposit. Concurrently with the execution and delivery of this Agreement, Buyer shall deposit with Escrow Agent the amount set forth in Section 1.1.4 as the Earnest Money Deposit (the “Earnest Money Deposit”). Upon receipt of a properly completed W-9 from Buyer, Escrow Agent shall invest the Earnest Money Deposit in government insured interest-bearing accounts reasonably satisfactory to Seller and Buyer, shall not commingle the Earnest Money Deposit with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made. Such account shall have no penalty for early withdrawal, and Buyer accepts all risks with regard to such account.

3.2 Form. The Earnest Money Deposit shall be in the form of a certified or cashier’s check drawn on a bank having offices in, Broward County or Miami-Dade County, Florida or a wire transfer to Escrow Agent of immediately available U.S. federal funds.

3.3 Disposition of Earnest Money Deposit. The Earnest Money Deposit shall be applied as a credit to the Purchase Price at Closing. In the event of a termination of this Agreement by Buyer, Escrow Agent is authorized to deliver the Earnest Money Deposit to the party hereto entitled to same pursuant to the terms hereof on or before the tenth (10th) business day following receipt by Escrow Agent and the non-terminating party of written notice of such termination from the terminating party, unless the other party hereto notifies Escrow Agent that it disputes the right of the other party to receive the Earnest Money Deposit. In such event, Escrow Agent may interplead the Earnest Money Deposit into a court of competent jurisdiction in the county in which the Earnest Money Deposit has been deposited. All attorneys’ fees and costs and Escrow Agent’s costs and expenses incurred in connection with such interpleader shall be assessed against the party that is not awarded the Earnest Money Deposit, or if the Earnest Money Deposit is distributed in part to both parties, then in the inverse proportion of such distribution.

ARTICLE 4

Due Diligence

4.1 Due Diligence Materials To Be Delivered. Buyer acknowledges and agrees that Buyer is in receipt of all of the materials listed in Exhibit “L” (the “Property Information”), which constitutes the documents related to the Property in Seller’s possession or control, all of which shall be certified by Seller as being true, correct and complete, to the best of Seller’s knowledge.

4.2 Due Diligence Materials To Be Made Available. To the extent such items are in Seller’s possession or control, Seller shall make available to Buyer for Buyer’s review on not less than 24 hours advance telephone or written notice, at Seller’s option at either the offices of Seller’s property manager or at the Property, the following items and information (the “Additional Property Information”), and Buyer at its expense shall have the right to make copies of same;

4.2.1 Tenant Files. The tenant files for all tenants (“Tenant Files”);

4.2.2 Warranties. Warranties, if any, on roofs, air conditioning units, fixtures and equipment.

4.2.3 Contracts. All existing maintenance and service contracts affecting the Property.

4.3 Due Diligence/Termination Right. Buyer acknowledges and agrees that Buyer has examined, inspected and investigated the Property Information and the Property and, in Buyer’s sole and absolute judgment and discretion, Buyer has determined that the Property is acceptable to Buyer and Buyer shall have no right to terminate this Agreement (subject only to Seller’s default hereunder or as otherwise provided herein).

4.4 Intentionally Omitted.

4.5 Proprietary Information; Confidentiality. Buyer acknowledges that the Property Information is proprietary and confidential. Buyer shall not use the Property Information for any purpose other than as set forth in the preceding sentence. Except as may be otherwise required by law, Buyer shall not knowingly disclose the contents of this Agreement or any of the information herein to any person other than to those persons (including, but not limited to, its attorneys, accountants, investors, advisors, agents, affiliates and partners) who are responsible for determining the feasibility of Buyer’s acquisition of the Property and who are notified of the confidentiality of such information as required hereby (collectively, “Permitted Outside Parties”). In permitting Buyer to review the Property Information or any other information, Seller has not waived any privilege or claim of confidentiality with respect thereto, and no third party benefits or relationships of any kind, either express or implied, have been offered, intended or created.

4.6 Representation or Warranty by Seller us to Property Documents. Seller represents and warrants, to the best of Seller’s knowledge that the Property Information is true correct and complete.

4.7 Buyer’s Agreement to Indemnify. Buyer indemnifies and holds Seller harmless from and against any and all liens, claims, causes of action, damages, liabilities and expenses (including reasonable attorneys’ fees) arising out of Buyer’s inspections or tests which Buyer has or may conduct in the future or any violation of the provisions of this Article 4. provided, however, the indemnity shall not extend to protect Seller from any pre-existing liabilities for matters merely discovered by Buyer (i.e., latent environmental contamination or pre-existing dangerous or negligent conditions at the Property) so long as Buyer’s actions do not aggravate any pre-existing liability of Seller. Buyer also indemnifies and holds any tenant harmless from and against any and all claims, causes of action, damages, liabilities and expenses which such tenant actually suffers or incurs due to Buyer’s breach of its obligation under this Article 4. Buyer’s obligations under this Section 4.8 shall survive the termination of this Agreement and shall survive the Closing.

4.8 No Representations or Warranties/AS-IS Sale. EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT OR IN THE EXHIBITS ATTACHED HERETO, SELLER HAS NOT MADE AND MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER TO BUYER OR ANY AGENT, REPRESENTATIVE OR CONTRACTOR OF BUYER, WITH RESPECT TO THE CONDITION OF THE PROPERTY, INCLUDING ENVIRONMENTAL MATTERS. BUYER AGREES AND ACKNOWLEDGES THAT BUYER SHALL PURCHASE AND ACQUIRE THE PROPERTY IN ITS “AS-IS/WHERE IS” SHAPE AND CONDITION, WITH ANY AND ALL FAULTS.

BUYER’S INITIALS TO ACKNOWLEDGE THE FOREGOING SECTION 4.10

ARTICLE 5

Title and Survey

5.1 Existing Title Insurance Policy; Title Insurance Commitment. Attached to this Agreement as Exhibit “H” is a copy of Seller’s existing owner’s title insurance policy for the property owned by Seller of which the Property is a portion. Buyer shall obtain, based on such existing owner’s title insurance policy a current commitment for title insurance or preliminary title report (the “Title Insurance Commitment”) issued by a title insurance company selected by Buyer and licensed to do business in the State of Florida (the “Title Insurance Company”), in the amount of the Purchase Price for the issuance of a ALTA Owner’s Policy of title insurance (10/17/92 Form with Florida modifications), naming Buyer as the proposed insured (the “Title Insurance Policy”).

5.2 New or Updated Survey. Buyer, at Buyer’s cost and expense during the Title and Survey Review Period may have an updated or new survey of the Property completed by a Florida licensed surveyor.

5.3 Title Review. During the Title and Survey Review Period, Buyer shall review title to the Property as disclosed by the Title Insurance Commitment and the Survey. If the Title Insurance Commitment shows title to the Property to be subject to matters other than the Permitted Exceptions listed in Exhibit “C” (the “Permitted Exceptions”) or which otherwise render title to the Property unmarketable, then Buyer shall, prior to the end of the Title and Survey Review Period, notify Seller in writing specifying the exact nature of Buyer’s title objection (a “Title Objection”). Seller shall, within thirty (30) days of the date notice of a Title Objection is delivered to Seller, attempt to remove those Title Objections raised in the written notice and the Closing shall be extended accordingly, if necessary. If Seller is unsuccessful in removing such exceptions within said thirty (30) day time period, Buyer shall have the option exercisable within five (5) days after the end of such thirty (30) day period and written notice from Seller of its failure to remove such exception, of either accepting title as it then is, with the Title Objection then becoming a Permitted Exception, or terminating this Agreement and requiring a return of the Earnest Money Deposit, together with any interest accrued thereon, which shall forthwith be returned to Buyer, and thereupon Buyer and Seller shall be released from all obligations under this Agreement, and this Agreement shall be null, void and of no further force or effect, provided however that the Lease shall remain in full force and effect. Seller agrees that it shall, as to any exceptions to which Buyer has objected as provided above, use good faith, and reasonable diligence to correct such defects within the time period provided for same but, will not be obligated to bring suit or (with the exception of removing any payoff of mortgage liens and any other liquidated amounts, encumbrances, taxes, accrued assessments or judgments which shall all be paid from the proceeds at Closing) take any other action to cure any Title Objection. If at any time subsequent to the delivery of the Title Insurance Commitment and the termination of the Title and Survey Review Period, but prior to the Closing of this transaction, title to the Property is found to be subject to additional exceptions filed of record after the effective date and time of the Title Insurance Commitment which render title to the Property unmarketable, or uninsurable, as defined above, (“Additional Defects”), Buyer shall give written notice of such Additional Defects to Seller prior to the Closing Date. Any Additional Defects, other than those created by, through or under Buyer, shall be removed of record by Seller through reasonable best efforts and, if necessary, Closing shall be delayed by a period not to exceed thirty (30 days to allow such removal. If such Additional Defects are not removed within thirty (30) day period, then Buyer shall have the same options upon receipt of written notice from Seller as Buyer has been granted in this Paragraph as if Seller did not cure the Title Objection. If Seller is responsible for causing such Additional Defects, Seller shall be obligated to remove same at Seller’s sole cost and expense.

5.4 Form of Deed. Seller shall convey title to the Property to Buyer by special warranty deed (the “Deed”), subject only to the Permitted Exceptions, substantially in the form attached to this Agreement as Exhibit “D”.

ARTICLE 6

Operations and Risk of Loss

6.1 Ongoing Operations. From the Effective Date through Closing

6.1.1 New Contracts. Except as provided in Subsection 6.1.4 Seller shall not enter into or amend any contract affecting the Property subsequent to the Closing, except contracts entered into in the ordinary course of business that are terminable without cause and without the payment of any termination penalty on not more than thirty (30) days’ prior notice.

6.1.2 Maintenance of Improvements; Removal of Personal Property. Subject to Sections 6.2 and 6.3, Seller shall maintain all Improvements substantially in their present condition (ordinary wear and tear and casualty excepted) and in a manner consistent with Seller’s maintenance of the Improvements during Seller’s period of ownership. Seller will not remove any Tangible Personal Property except as may be required for necessary repair or replacement, and replacement shall be of approximately equal quality and quantity as the removed item of Tangible Personal Property, Seller shall not, from and after the last day of the Inspection Period, and provided that Buyer has not otherwise terminated this Agreement at the conclusion of the Inspection Period, as provided for herein, without Buyer’s prior consent, make any alterations to the Property, which consent shall not be unreasonably withheld or delayed.

6.2 Damage. If prior to Closing the Property is damaged by fire or other casualty, Seller shall retain a licensed adjuster (reasonably satisfactory to Purchase) in order to estimate the cost to repair and the time required to complete repairs and will provide Buyer written notice of such adjuster’s estimation (the “Casualty Notice”) as soon as reasonably possible after the occurrence of the casualty.

6.2.1 Material Damage. In the event of any Material Damage to or destruction of the Property or any portion thereof prior to Closing, either Seller or Buyer may, at its option, terminate this Agreement by delivering written notice to the other on or before the expiration of thirty (30) days after the date Seller delivers the Casualty Notice to Buyer (and if necessary, the Closing Date shall be extended to give the parties the full thirty-day period to make such election and to obtain insurance settlement agreements with Seller’s insurers). Upon any such termination, the Earnest Money Deposit shall be returned to Buyer and the parties hereto shall have no further rights or obligations hereunder, other than those that by their terms survive the termination of this Agreement. If neither Seller nor Buyer so terminates this Agreement within said thirty (30) day period, then the parties shall proceed under this Agreement and close on schedule (subject to extension of Closing as provided above), and as of Closing Seller shall assign to Buyer, without representation or warranty by or recourse against Seller, all of Seller’s rights in and to any resulting insurance proceeds (including any rent loss insurance applicable to any period on and after the Closing Date) due Seller as a result of such damage or destruction and Buyer shall assume full responsibility for all needed repairs, and Buyer shall receive a credit at Closing for any deductible amount under such insurance policies (but the amount of the deductible plus insurance proceeds shall not exceed the lesser of (A) the cost of repair or (B) the Purchase Price and a pro rata share of the rental or business loss proceeds, if any). For the purposes of this Agreement, “Material Damage” and “Materially Damaged” means damage which, in such adjuster’s reasonable estimation, certified to Seller and Buyer, exceeds $500,000 to repair or which, in such adjuster’s reasonable estimation, certified to Seller and Buyer, will take longer than one hundred eighty (180) days to repair.

6.2.2 Not Material Damage. If the Property is not Materially Damaged, then neither Buyer nor Seller shall have the right to terminate this Agreement, and Seller shall, at its option, either (i) repair the damage before the Closing in a manner reasonably satisfactory to Buyer, or (ii) credit Buyer at Closing for the reasonable cost to complete the repair (in which case Seller shall retain all insurance proceeds and Buyer shall assume full responsibility for all needed repairs).

6.3 Condemnation. If proceedings in eminent domain are instituted with respect to the Property or any portion thereof, Buyer may, at its option, by written notice to Seller given within ten (10) days after Seller notifies Buyer of such proceedings (and if necessary the Closing Date shall be automatically extended to give Buyer the full ten-day period to make such election), either: (i) terminate this Agreement, in which case the Earnest Money Deposit shall be immediately returned to Buyer and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement, or (ii) proceed under this Agreement, in which event Seller shall, at the Closing, assign to Buyer its entire right title and interest in and to any condemnation award, and Buyer shall have the sole right after the Closing to negotiate and otherwise deal with the condemning authority in respect of such matter. If Buyer does not give Seller written notice of its election within the time required above, then Buyer shall be deemed to have elected option (ii) above.

6.4 Tenant Estoppel Certificates. Seller shall obtain from each of the tenants at the Property (except for Buyer in its capacity as Tenant under the Lease) a Tenant Estoppel Certificate substantially in the form attached to this Agreement as Exhibit B not less than ten (10) days prior to Closing, but not more than thirty (30) days prior to Closing.

ARTICLE 7

Closing

7.1 Closing. The consummation of the transaction contemplated herein (the “Closing”) shall occur on the Closing Date at the offices of Seller’s attorney or Buyer’s lender (or such other location as may be mutually agreed upon by Seller and Buyer). Closing may also be accomplished by mail or hand delivery of documents and wire transfer of the Cash to Close, pursuant to procedures agreed to among the parties prior to the Closing Date.

7.2 Conditions to Parties’ Obligation to Close. In addition to all other conditions set forth herein, the obligation of Seller, on the one hand, and Buyer, on the other hand, to consummate the transactions contemplated hereunder are conditioned upon the following:

7.2.1 Representations and Warranties. The other party’s representations and warranties contained herein shall be true and correct in all material respects as of the date of this Agreement and the Closing Date;

7.2.2 Deliveries. As of the Closing Date, the other party shall have tendered all deliveries to be made at Closing; and

7.2.3 Lender Consent. Seller has obtained Lender Consent, as provided for in Section 12.1 below.

7.2.4 Existing Tenant. Seller has obtained the Promed Termination Agreement (defined below), as provided for in Section 13 below.

7.3 Seller’s Deliveries. As of or prior to the Closing Date, Seller shall deliver to Buyer the following:

7.3.1 Deed. The Deed;

7.3.2 Bill of Sale, Assignment and Assumption; Assignment of Intangibles. A Bill of Sale, Assignment and Assumption of Leases and Contracts in the form of Exhibit “E” attached hereto (the “Assignment”), executed and acknowledged by Seller, vesting in Buyer, without warranty, except as specifically provided for in this Agreement, Seller’s right, title and interest in and to the property described therein free of any claims, except for the Permitted Exceptions to the extent applicable;

7.3.3 Owner’s and FIRPTA Affidavit. An affidavit containing (i) such certifications as are reasonable and customary to delete the standard exceptions in the Title Insurance Commitment and (ii) the certifications required by Foreign Investment in Real Property Tax Act in the form attached hereto as Exhibit “I”;

7.3.4 Authority. Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonably satisfactory to the underwriter for the Title Insurance Policy;

7.3.5 Additional Documents. Any additional documents that the title insurance company issuing the Title Insurance Commitment and Title Insurance Policy may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement); and

7.3.6 Rent Roll. Rent Roll certified by Seller to be true and correct as of the Closing Date.

7.4 Buyer’s Deliveries. As of or prior to the Closing Date, Buyer shall execute and deliver to Seller the following:

7.4.1 Bill of Sale, Assignment and Assumption. A counterpart of the Assignment, executed and acknowledged by Buyer;

7.4.2 Additional Documents. Any additional documents that Seller, Escrow Agent or the Title Company may reasonably require for the proper consummation of the transaction contemplated by this Agreement (provided, however, no such additional document shall expand any obligation, covenant, representation or warranty of Buyer or result in any new or additional obligation, covenant, representation or warranty of Buyer under this Agreement beyond those expressly set forth in this Agreement);

7.4.3 Loan Assumption Documents. Such documents and agreements as Lender may reasonably require for the Loan Assumption (as defined in Section 12.1 below);

7.4.4 Cash to Close. The Cash to Close by wire transfer of good Federal funds to the Escrow Agent for disbursement pursuant to the Closing Statement.

7.5 Closing Statement. As of or prior to the Closing Date, Seller and Buyer shall execute and deliver a closing statement detailing the application and disbursement of the Earnest Money Deposit and the Cash to Close, along with the various credits, pro-rations and other financial terms and conditions for the transactions contemplated by this Agreement.

7.6 Possession. Subject only to the rights of tenants pursuant to the Tenant Leases, Seller shall deliver possession of the Property to Buyer at the Closing subject only to the Permitted Exceptions.

7.7 Delivery of Books and Records. Simultaneously with Closing, Seller shall deliver to the offices of Buyer’s Property manager or to the Real Property, as specified by Buyer, (A) the following:

(i) Originals or true and correct copies of Tenant Leases;

(ii) Originals or true and correct copies of Warranties;

(iii) Originals or true and correct copies of any licenses and all other Intangible Property; and

(iv) all keys and access cards or similar items for the Property.

and (B) to the extent in Seller’s or its property manager’s possession or control, the following: all other Tenant Files; maintenance records and warranties; plans and specifications; licenses, copies or originals of all books and records of account, contracts, and copies of correspondence with tenants and suppliers; receipts for deposits, unpaid bills and other papers or documents which pertain to the Property; all advertising materials; booklets and other items, if any, used in the operation of the Property.

7.8 Notice to Tenants. Seller and Buyer shall deliver to each tenant immediately after the Closing a notice regarding the sale in substantially the form of Exhibit “F” attached hereto.

ARTICLE 8

Prorations, Deposits, Commissions

8.1 Prorations. At Closing, the following items shall be prorated as of the date of Closing with all items of income and expense for the Property being borne by Buyer from and after (but including) the date of Closing: Tenant Receivables (defined below) and other income and rents that have been collected by Seller as of Closing; fees and assessments; prepaid expenses and obligations under Assumed Contracts; accrued operating expenses; real and personal ad valorem taxes (“Taxes”); and any assessments by private covenant for the then- current calendar year of Closing. Specifically, the following shall apply to such prorations and to post-Closing collections of Tenant Receivables:

8.1.1 Taxes. If Taxes for the year of Closing are not known or cannot be reasonably estimated, Taxes shall be prorated based on Taxes for the year prior to Closing. Any additional Taxes relating to the year of Closing or prior years arising out of a change in the use of the Real Property or a change in ownership shall be assumed by Buyer effective as of Closing and paid by Buyer when due and payable, and Buyer shall indemnify Seller from and against any and all such Taxes, which indemnification obligation shall survive the Closing.

8.1.2 Utilities. Buyer shall take all steps necessary to effectuate the transfer of all utilities to its name as of the Closing Date, and where necessary, post deposits with the utility companies, Seller shall ensure that all utility meters are read as of the Closing Date. Seller shall be entitled to recover any and all deposits held by any utility company as of the Closing Date.

8.1.3 Liens and Assessments. Certified liens and assessments for governmental improvements as of the date of Closing, if any, shall be paid in full by Seller and any pending liens for such improvements shall be assumed by Buyer unless the improvements pertaining to same have been substantially completed by Closing, in which event Seller shall pay for such liens.

8.1.4 Tenant Receivables. Rents due from tenants under Leases and operating expenses and/or taxes payable by tenants under Leases (collectively, “Tenant Receivables”) and not collected by Seller as of Closing shall not be prorated between Seller and Buyer at Closing but shall be apportioned on the basis of the period for which the same is payable and if, as and when collected, as follows:

(a) Buyer shall apply rent and other income received from tenants under Leases after Closing in the following order of priority: (i) first, to payment of the current Tenant Receivables then due for the month in which the Closing Date occurs, which amount shall be apportioned between Buyer and Seller as of the Closing Date as set forth in Section 8.1 hereof (with Seller’s portion thereof to be delivered to Seller); (ii) second, to payment of Tenant Receivables first coming due after Closing but applicable to the period of time before Closing, including, without limitation, the Tenant Receivables described in Subsection 8.1.4(b) below (collectively, “Unbilled Tenant Receivables”), which amount shall be delivered to Seller; (iii) third, to Tenant Receivables first coming due after Closing and applicable to the period of time after Closing, which amount shall be retained by Buyer; and (iv) thereafter, to delinquent Tenant Receivables which were due and payable as of Closing but not collected by Seller as of Closing (collectively, “Uncollected Delinquent Tenant Receivables”), which amount shall be delivered to Seller, Notwithstanding the foregoing, Seller shall have the right to pursue the collection of Uncollected Delinquent Tenant Receivables for a period of one (1) year after Closing without prejudice to Seller’s rights or Buyer’s obligations hereunder, provided, however, Seller shall have no right to cause any such tenant to be evicted or to exercise any other “landlord” remedy (as set forth in such tenant’s Lease) against such tenant other than to sue for collection. Any sums received by Buyer to which Seller is entitled shall be held in trust for Seller on account of such past due rents payable to Seller, and Buyer shall remit to Seller any such sums received by Buyer to which Seller is entitled within ten (10) business days after receipt thereof less reasonable, actual costs and expenses of collection, including reasonable attorneys’ fees, court costs and disbursements, if any. Seller expressly agrees that if Seller receives any amounts after the Closing Date which are attributable, in whole or in part, to any period after the Closing Date, Seller shall remit to Buyer that portion of the monies so received by Seller to which Buyer is entitled within ten (10) business days after receipt thereof. With respect to Unbilled Tenant Receivables, Buyer covenants and agrees to (A) bill the same when billable and (B) reasonably cooperate with Seller to determine the correct amount of operating expenses and/or taxes due. The provisions of this Subsection 8.1.4(a) shall survive the Closing.

(b) Without limiting the generality of the requirements of Subsection 8.1.4(a)(ii) above, if the final reconciliation or determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Seller to Buyer, Buyer’s pro rata portion shall be paid by Seller to Buyer within ten (10) business days of such final determination under the Leases. If the final determination of operating expenses and/or taxes due under the Leases shows that a net amount is owed by Buyer to Seller, Buyer shall, within ten (10) business days of such final determination, remit to Seller Seller’s portion of operating expenses and/or taxes for the period up to and including the Closing Date, if, as and when received. Buyer agrees to receive and hold any monies received on account of such past due expenses and/or taxes in trust for Seller and to pay same promptly to Seller as aforesaid. The provisions of this Subsection 8.1.4(b) shall survive the Closing.

8.2 Closing Costs. Closing costs shall be allocated between Seller and Buyer in accordance with Section 1.2.

8.3 Final Adjustment After Closing. If final bills are not available or cannot be issued prior to Closing for any item being prorated under Section 8.1. then Buyer and Seller agree to allocate such items on a fair and equitable basis as soon as such bills are available, final adjustment to be made as soon as reasonably possible after the Closing. Payments in connection with the final adjustment shall be due within thirty (30) days of written notice. All such rights and obligations shall survive the Closing,

8.4 Commissions. Seller and Buyer each represent and warrant to the other that, except for the Brokers, identified in Section 1.1.6 who will be paid by when and if the transaction contemplated by this Agreement closes, pursuant to a separate written agreement, no real estate brokerage commission is payable to any person or entity in connection with the transaction contemplated hereby, and each of Seller and Buyer agrees to and does hereby indemnify and hold the other harmless against the payment of any commission to any other person or entity claiming by, through or under Seller or Buyer, as applicable. This indemnification shall extend to any and all claims, liabilities, costs and expenses (including reasonable attorneys’ fees and litigation costs) arising as a result of such claims and shall survive the Closing.

ARTICLE 9

Representations and Warranties

9.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer that:

9.1.1 Organization and Authority. Seller has been duly organized, is validly existing, and is in good standing in the state in which it was formed. This Agreement has been, and all of the documents to be delivered by Seller at the Closing will be, authorized and executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Seller, enforceable in accordance with their terms.

9.1.2 Conflicts and Pending Actions. To Seller’s knowledge, Seller has complied with all applicable laws, ordinances, regulations, statutes, rules and restrictions affecting the Property and the performance of this Agreement will not result in any breach of or constitute any default under any agreement to which Seller is a party or, to Seller’s knowledge, that is binding on Seller which is in conflict with this Agreement. There is no action or proceeding pending or, to Seller’s knowledge, threatened against Seller or relating to the Property, which challenges or impairs Seller’s ability to execute or perform its obligations under this Agreement.

9.1.3 Notices from Governmental Authorities. Seller has not received from any governmental authority written notice of any material violation of any laws applicable (or alleged to be applicable) to the Property, or any part thereof, that has not been corrected, except as may be reflected by the Property Documents or otherwise disclosed in writing to Buyer.

9.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller that:

9.2.1 Organization and Authority. Buyer has been duly organized and is validly existing in good standing in the state of Florida and is qualified to do business in the State of Florida. Buyer has the full right and authority and has obtained any and all consents required to enter into this Agreement and to consummate or cause to be consummated the transactions contemplated hereby. This Agreement has been, and all of the documents to be delivered by Buyer at the Closing will be, authorized and properly executed and constitute, or will constitute, as appropriate, the valid and binding obligation of Buyer, enforceable in accordance with their terms.

9.2.2 Conflicts and Pending Action. There is no agreement to which Buyer is a party or to Buyer’s knowledge binding on Buyer which is in conflict with this Agreement. There is no action or proceeding pending or, to Buyer’s knowledge, threatened against Buyer which challenges or impairs Buyer’s ability to execute or perform its obligations under this Agreement.

9.3 Survival. The representations and warranties set forth in Section 9.1 shall survive Closing for a period of three hundred sixty (360) consecutive calendar days from the Closing Date. The foregoing notwithstanding, Seller shall have no liability or obligation to Buyer for a breach of any representation or warranty provided for in this Agreement where Buyer knew or should have known of such breach and Buyer failed to provide written notice to Seller of such breach and afforded Seller a period of thirty (30) days to cure such breach.

ARTICLE 10

Default and Remedies

10.1 Seller’s Remedies. If Buyer fails to perform its obligations pursuant to this Agreement at or prior to Closing for any reason except failure by Seller to perform hereunder, or if prior to Closing any one or more of Buyer’s representations or warranties are breached in any material respect, Seller shall be entitled, as its sole remedy (except as provided in Sections 4.8, 4.11, 8.6., 10.3 and 12.6 hereof), to terminate this Agreement and recover the Earnest Money Deposit as liquidated damages and not as penalty, in full satisfaction of claims against Buyer hereunder. Seller and Buyer agree that Seller’s damages resulting from Buyer’s default are difficult, if not impossible, to determine and the Earnest Money Deposit is a fair estimate of those damages which has been agreed to in an effort to cause the amount of such damages to be certain. Notwithstanding anything in this Section 10.1 to the contrary, in the event of Buyer’s default or a termination of this Agreement, Seller shall have all remedies available at law or in equity in the event that (i) Buyer or any party related to or affiliated with Buyer is asserting any claims or right to the Property that would otherwise delay or prevent Seller from having clear, indefeasible and marketable title to the Property or (ii) Seller has a claim against Buyer for any of Buyer’s indemnity obligations under this Agreement.

10.2 Buyer’s Remedies. If Seller fails to perform or comply with any of the covenants, agreements, terms, representations or warranties set forth in this Agreement to be performed or complied with by Seller, Seller shall be in default hereunder and the Earnest Money Deposit, together with any interest earned thereon, at Buyer’s option, shall be returned to Buyer and this Agreement and all further obligation of the parties hereunder shall terminate, except as expressly provided to the contrary herein, or Buyer shall be entitled to enforce this Agreement against Seller by specific performance. The preceding shall be Buyer’s sole remedies (except as provided in Sections 4.9, 8.6, 10.3 and 11.16) in the event of default by Seller.

10.3 Other Expenses. If this Agreement is terminated due to the default of a party, then the defaulting party shall pay any fees or charges due to Escrow Agent for holding the Earnest Money Deposit as well as any escrow cancellation fees or charges and any fees or charges due to the Title Company for preparation and/or cancellation of the Title Insurance Commitment.

ARTICLE 11

Miscellaneous

11.1 Parties Bound; Assignment. This Agreement and the terms, covenants, and conditions herein contained, shall inure to the benefit of and be binding upon (he heirs, personal representatives, successors, and assigns of each of the parties hereto. Buyer may assign its rights under this Agreement to another person or entity (a “Permitted Assign”) which shall be an affiliate of Buyer or an entity controlling, controlled by, or under common control with Buyer. Buyer shall provide notice of any such assignment not later than ten (10) days before Closing.

11.2 Headings. The article, section, subsection, paragraph and/or other headings of this Agreement are for convenience only and in no way limit or enlarge the scope or meaning of the language hereof.

11.3 Invalidity and Waiver. If any portion of this Agreement is held invalid or inoperative, then so far as is reasonable and possible the remainder of this Agreement shall be deemed valid and operative, and, to the greatest extent legally possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The failure by either party to enforce against the other any term or provision of this Agreement shall not be deemed to be a waiver of such party’s right to enforce against the other party the same or any other such term or provision in the future.

11.4 Governing Law; Venue. This Agreement shall, in all respects, be governed, construed, applied, and enforced in accordance with the law of the state of Florida. Venue for any actions arising out of or in any way connected with this Agreement shall be the County in the State of Florida where the Property is located.

11.5 TIME IS OF THE ESSENCE. TIME IS OF THE ESSENCE IN THE PERFORMANCE OF THIS AGREEMENT.

11.6 Confidentiality; Off-Market. The parties hereto shall make no public announcement or disclosure of any information related to this Agreement to outside brokers or third parties, before or after the Closing, without the prior written specific consent of Seller, provided, however, that Buyer may, subject to the provisions of Section 4.8 make disclosure of this Agreement or any of the information herein to its Permitted Outside Parties as necessary to perform its obligations hereunder and as may be required under laws or regulations applicable to Buyer. Seller agrees it shall not market the Property to any third party during the Inspection Period of this Agreement, provided however, to the extent that Seller receives any unsolicited offers to purchase the Property during the Inspection Period, Seller shall be entitled to enter into a back-up contract providing that if Buyer timely terminates this Agreement, Seller shall be entitled to sell the Property to any third party making an offer under such back-up contract.

11.7 Notices. All notices required or permitted hereunder shall be in writing and shall be served on the parties at the addresses set forth in Section 1.3. Any such notices shall, unless otherwise provided herein, be given or served (i) by depositing the same in the United States mail, postage paid, certified and addressed to the party to be notified, with return receipt requested, (ii) by overnight delivery using a nationally recognized overnight courier, (iii) by personal delivery, or (iv) by facsimile, evidenced by confirmed receipt. Notice deposited in the mail in the manner hereinabove described shall be effective on the third (3rd) business day after such deposit. Notice given in any other manner shall be effective only if and when received by the party to be notified between the hours of 8:00 a.m. and 5:00 p.m. of any business day with delivery made after such hours to be deemed received the following business day. A party’s address may be changed by written notice to the other party; provided, however, that no notice of a change of address shall be effective until actual receipt of such notice. Copies of notices are for informational purposes only, and a failure to give or receive copies of any notice shall not be deemed a failure to give notice. Notices given by counsel to the Buyer shall be deemed given by Buyer and notices given by counsel to the Seller shall be deemed given by Seller.

11.8 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and agree that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Agreement of any exhibits or amendments hereto.

11.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described herein (i) all references to “day” shall mean consecutive calendar (and not business) days and (ii) the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday for national banks in the location where the Property is located, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday, or legal holiday.

11.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of such counterparts shall constitute one Agreement. To facilitate execution of this Agreement, the parties may execute and exchange by telephone facsimile counterparts of the signature pages, provided that executed originals thereof are forwarded to the other party on the same day by any of the delivery methods set forth in Section 11.7 other than facsimile.

11.11 No Recordation. There shall be no recordation of either this Agreement or any memorandum hereof, or any affidavit pertaining hereto, and any such recordation of this Agreement or memorandum or affidavit by Buyer shall constitute a default hereunder by Buyer, whereupon Seller shall have the remedies set forth in Section 10.1 hereof.

11.12 Further Assurances. In addition to the acts and deeds recited herein and contemplated to be performed, executed and/or delivered by either party at Closing, each party agrees to perform, execute and deliver, but without any obligation to incur any additional liability or expense, on or after the Closing any further deliveries and assurances as may be reasonably necessary to consummate the transactions contemplated hereby or to further perfect the conveyance, transfer and assignment of the Property to Buyer.

11.13 Discharge of Obligations. The acceptance of the Deed by Buyer shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

11.14 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller, Asset Manager and Buyer only and are not for the benefit of any third, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing, except that a tenant of the Property may enforce Buyer’s indemnity obligation under Section 4.9 hereof.

11.15 Radon Gas. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT

QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA. ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM YOUR COUNTY PUBLIC HEALTH UNIT.

11.16 Attorneys’ Fees, Costs and Expenses. In any action or proceeding arising out of this Agreement, the prevailing party in such action or proceeding, shall be entitled to recover from the other party thereto, the reasonable attorneys’ fees, including one or more appeals, court costs, filing fees, publication costs and other expenses.

11.17 WAIVER OF JURY TRIAL. EACH OF SELLER AND BUYER WAIVE TRIAL BY JURY IN ANY ACTION ARISING OUT OF, OR IN ANYWAY CONNECTED WITH, THIS AGREEMENT.

11.18 Entirety and Amendments. This Agreement embodies the entire agreement between the parties and supersedes all prior agreements and understandings relating to the Property. This Agreement may be amended or supplemented only by an instrument in writing executed by the party against whom enforcement is sought.

11.19 Section 1031 Exchange. The parties acknowledge that Seller and Buyer may effect an IRC Section 1031 tax deferred exchange. Either party’s rights under this Agreement may be assigned to a qualified intermediary, for the purpose of completing such an exchange. Seller and Buyer agree to cooperate with each other and the qualified exchange intermediary in a manner necessary to complete the exchange, provided that neither Seller nor Buyer shall not incur any additional expense or liability. Each party shall cooperate with the other in executing and delivering such documents as may be reasonable and necessary.

11.20 Reimbursement for Certain Legal Fees. In the event that Closing does not occur (and which such event is not due to actions or inactions of Buyer) then Seller shall reimburse Buyer the amount of $15,000 for certain legal fees Buyer incurred in connection with the negotiation of the transactions contemplated by this Agreement and the Lease.

ARTICLE 12

Lender Consent

12.1 The Mortgage Loan. Buyer acknowledges that the Property is subject to that certain mortgage loan (the “Loan”), wherein Seller is the borrower and Berkadia Commercial Mortgage LLC is the servicer and LNR Property LLC is special servicer (collectively, “Lender”). The Loan is evidenced by certain loan documents (the “Loan Documents”) true and correct copies of which have been delivered to Buyer on a CD ROM disk. By its execution and delivery of this Agreement, Buyer acknowledges that it has received copies of the Loan Documents. Buyer further agrees and acknowledges that if the transaction contemplated by this Agreement is to close prior to the maturity date of the Loan (currently February 5, 2015) it shall be an express condition precedent to Seller’s obligation to proceed to Closing and sell the Property to Buyer and Buyer’s obligations to proceed to Closing and purchase the Property from Seller that (i) the transaction contemplated by this Agreement be approved by Lender as to the sale and (ii) Buyer assumes the Loan (the “Loan Assumption”), all on terms and conditions satisfactory to each of Seller and Buyer in each party’s sole and absolute discretion (the foregoing approvals by Lender being the “Lender Consent”). Seller agrees that it shall diligently pursue obtaining Lender Consent promptly upon the mutual execution and deliver of this Agreement and the Lease and Buyer’s timely putting up the Earnest Money Deposit with Escrow Agent. As part of obtaining Lender Consent, Seller shall obtain a release of the Property and the Loan from certain cross default provisions contained in the Loan Documents. Buyer agrees that it shall cooperate with the reasonable requests of both Seller and Lender to provide such information about Buyer and complete such documentation as may be reasonably necessary for applying for the Lender Consent.

12.2 The Loan Assumption. In connection with the Lender Consent, Buyer agrees and acknowledges that it shall:

12.2.1 Form a single purpose entity as a wholly owned subsidiary of Buyer to take title to the Property at Closing, undertake the Loan Assumption in compliance with Lender’s requirements and assign this Agreement to such single purpose entity;

12.2.2 Obtain any required rating confirmations and pay rating agency fees and expenses, as may reasonably be required,

12.2.3 Provide a guarantor for the limited recourse guaranty, which guarantor shall meet the requirements of Lender;

12.2.4 Obtain and provide such endorsements to the mortgagee title insurance policy for the Loan as Lender may reasonably require;

12.2.5 Fund such reserves for taxes, insurance, repairs and similar matters as Lender may reasonably require; and

12.2.6 Otherwise cooperate with such requests of Seller and Lender that may reasonably be required to complete the Loan Assumption.

Any and all assumption fees and costs, charged by Lender for the Loan Assumption, including Lender’s attorneys’ fees and costs shall be shared 50% each between Seller and Buyer.

12.3 Outside Date for Lender Consent. In the event that Seller has not obtained Lender Consent by December 5, 2014, then Seller and Buyer shall proceed to Closing as soon as reasonably possible after December 5, 2014, but not later than February 5, 2015 (the “Outside Closing Date” ), without the need to obtain the Lender Consent. In the event that Closing has not occurred by the Outside Closing Date due to a default under this Agreement by Seller or the failure of Seller to otherwise perform under this Agreement, then Buyer (as Tenant) shall have the right to terminate the Lease within fifteen (15) days of the Outside Closing Date by way of written notice to Seller.

12.4 Loan Assumption Amount. Prior to Closing, Seller shall obtain an estoppel letter from Lender indicating what the outstanding principal balance of the Loan is, as of the Closing Date (the “Loan Assumption Amount”). At Closing, Buyer shall be entitled to a credit against the Purchase Price for the Loan Assumption Amount, representing the amount of the Loan which Buyer shall assume. Buyer shall not be entitled to a credit for any reserves or similar accounts which Seller has maintained with Lender, such amounts being the sole and exclusive property of Seller.

ARTICLE 13

Promed Termination; Lease Approval

13.1 Existing Lease. Seller and Buyer acknowledge and agree that Seller, as landlord, and Promed, LLC, a Florida limited liability company (“Promed”), as tenant, entered into that certain Office Lease, dated as of December 11, 2012 (the “Existing Lease”). In the event that Seller has not obtained and delivered to Buyer a termination agreement (the “Promed Termination Agreement”) between Seller and Promed within ninety (90) days following the Effective Date, Buyer shall have the right to terminate this Agreement by providing written notice to Seller (the “Termination Letter”), Upon Seller’s receipt of the Termination Letter, this Agreement shall terminate and be null and void and of no further force and effect, except those provisions that survive the termination of this Agreement.

13.2 Lease Approval. Seller and Buyer acknowledge and agree that if Seller does not obtain Lender’s consent to the Lease within sixty (60) days following the Effective Date, Buyer shall have the right to terminate this Agreement by providing written notice to Seller (the “Lease Termination Letter”). Upon Seller’s receipt of the Lease Termination Letter, this Agreement shall terminate and be null and void and of no further force and effect, except those provisions that survive the termination of this Agreement.

[SIGNATURE PAGES AND EXHIBITS TO FOLLOW]

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

COMMERCIAL STATION LLC, a Florida limited liability company

as Seller

and

UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY,

a Florida corporation, and/or its Permitted Assigns

as Buyer

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year written below.

SELLER:

WITNESSES:		COMMERCIAL STATION LLC, a Florida limited liability company

		By:	BIP MMM LLC, a Delaware limited liability company

By:
Print Name:	Beth Wallace			Scott Brenner, Manager

		Date of Execution:	7/12/13
Print Name:	Lena Chapman

(As to Seller)

SIGNATURE PAGE TO AGREEMENT OF

PURCHASE AND SALE

BY AND BETWEEN

COMMERCIAL STATION LLC, a Florida limited liability company

as Seller

and

UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY,

a Florida corporation, and/or its Permitted Assigns

as Buyer

BUYER:

WITNESSES:		UNIVERSAL PROPERTY & CASUALTY INSURANCE COMPANY, a Florida corporation, and/or its Permitted Assigns

By:
Print Name:	Beth Wallace	Its:	Chief Admin Officer
		Print Name:	Stephen Donaghy

Print Name:	Lena Chapman	Date of Execution:	7/12/13

(As to Buyer)